Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Charter Financial Corporation

West Point, Georgia

We consent to the use of our report dated December 23, 2010, with respect to the consolidated statements of financial condition of Charter Financial Corporation and subsidiary as of September 30, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2010, included in Charter Financial Corporation’s 2010 Annual Report on Form 10-K incorporated by reference herein. As referenced in our report and as further described in Note 1 to the consolidated financial statements, the Company adopted in the year ended September 30, 2010 the provisions of Accounting Standards Codification Topic 805, Business Combinations.

We consent to the use of our report dated December 23, 2009, except for Note 22 as to which the date is June 18, 2010, with respect to the consolidated statements of financial condition of Charter Financial Corporation and subsidiaries as of September 30, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income (loss), and cash flows for the years then ended, and we also consent to the use of our report dated June 18, 2010, with respect to the statement of assets acquired and liabilities assumed by CharterBank (a wholly-owned subsidiary of Charter Financial Corporation) as of March 26, 2010, included in the prospectus (No. 333-167634) in the Form S-1 of Charter Financial Corporation incorporated by reference herein.

/s/ DIXON HUGHES PLLC

Atlanta, Georgia

January 12, 2011